EXHIBIT 2.3

                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

          THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER is entered into as of October ___, 1998 by and among EXECUTIVE TELECARD, LTD., a Delaware corporation ("Buyer"), EXTEL Merger Sub. No. 1, Inc., a Virginia corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), IDX INTERNATIONAL, INC., a Virginia corporation (the "Company"), and each of the Company's stockholders listed on the signature pages hereto (the "Stockholders").

          WHEREAS, Buyer, Merger Sub, the Company and the Stockholders entered into an Agreement and Plan of Merger dated June __, 1998, which was subsequently amended on August 27, 1998 pursuant to a certain Consent and Extension (the "Merger Agreement"); and

          WHEREAS, the parties desire to make certain amendments to the Merger Agreement.

          NOW THEREFORE, the parties hereto do hereby agree as follows:

          1. Section 2.1(a) of the Merger Agreement shall be replaced in its entirety so as to read as follows:

          "(a) Company Stock. All of the shares of common stock, no par value ("Company Common Stock"), and all of the shares of preferred stock, no par value, of the Company ("Company Preferred Stock", and together with Company Common Stock, "Company Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Section 2.1(c)), shall be converted into and exchanged for, in the aggregate, the right to receive (i) 500,000 shares of Series B Convertible Preferred Stock, par value $.001 per share, of Acquiror ("Acquiror Convertible Preferred Stock"), and Warrants ("Acquiror Warrants") to purchase 2,500,000 shares of Common Stock, par value $.001 per share, of Acquiror ("Acquiror Common Stock"), with the terms and conditions referred to in Section 2.1(b), plus (ii) the amount of FIVE MILLION DOLLARS ($5,000,000) in the form of convertible promissory notes (as described in more detail below) decreased by the amount of the Closing Indebtedness (as defined in Section 2.4) and any other amounts to be deducted from the notes portion of the Purchase Price as provided herein, including Section 12.11 hereof (collectively, the "Notes Portion"). The net




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amount  determined  pursuant  to this  clause,  including  both  stock and notes portions, is referred to as the ("Purchase Price"). The Notes Portion shall be evidenced by three (3) convertible subordinated promissory notes of Buyer, in the respective forms attached hereto as Exhibits D1, 2, and 3 (the "Notes"), which by their terms are convertible into Acquiror Common Stock under certain circumstances. The Purchase Price shall be allocated among the Stockholders in the proportions set forth opposite the names of such Stockholders in the column on Schedule 2.1 entitled "Purchase Price Payable at Closing" (the "Stockholder Percentages"), with the Notes Portion made payable to the Representative (as hereinafter defined) for the benefit of the Stockholders, to be distributed to the Stockholders by the Representative in such proportions following payment or conversion into Acquiror Common Stock. All such shares of Company Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the shares of Acquiror Convertible Preferred Stock, Acquiror Warrants and the proceeds of the Notes (whether cash or Acquiror Common Stock, when paid or issued) pursuant to this
Section  2.1(a) and the cash payable in lieu of  fractional  shares  pursuant to
Section 2.1(e). The holders of certificates previously evidencing such shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by law. Each such certificate shall be exchanged for certificates evidencing the appropriate number of shares of Acquiror Convertible Preferred Stock, Acquiror Warrants to purchase the appropriate number of shares of Acquiror Common Stock and the right to receive the appropriate portion of the proceeds of the Notes (whether cash or Acquiror Common Stock, when paid or issued) as set forth on Schedule 2.1 upon the surrender of such certificate as provided in Section 2.2."

          2. Section 2.4 of the Merger Agreement shall be replaced in its entirety so as to read as follows:

          "Immediately prior to the Effective Time, Acquiror shall cause to be paid all principal and accrued interest outstanding under any debt to stockholders ("Stockholder Debt"). The sum of (x) the Stockholder Debt and (y)
(I) the net collectible accounts receivable of the Company (on a consolidated basis) as of the Closing Date, net of accounts payable of the Company (on a consolidated basis) as of the Closing Date (all as determined in accordance with generally accepted accounting principles consistently applied), less (II) all accrued but


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unpaid  dividends as of the Closing Date, is referred to herein  collectively as the "Closing Indebtedness". Any principal and interest outstanding under various Loan Agreements between Acquiror and the Company and various Promissory Notes of the Company in favor of Acquiror of the same date, including without limitation the Second Bridge Loan (as defined in Section 8.15) shall not constitute Closing Indebtedness for purposes of this Agreement. Payment of Closing Indebtedness owed to any creditor other than Acquiror shall be made in accordance with a written payoff letter from the holder of the Closing Indebtedness in a form reasonably acceptable to Acquiror."

          3. Section  2.1(e)  shall be  renumbered  as Section  2.1(f) and a new
Section 2.1(e) shall be included in the Merger Agreement which shall read as follows:

          "(e) Fractional Shares. The Acquiror shall not be obligated to deliver to the Stockholders any fractional share of Acquiror Convertible Preferred Stock or Acquiror Common Stock upon conversion of Acquiror Convertible Preferred Stock or Acquiror Warrants, but in lieu thereof may at its option make a cash payment in respect thereof in any manner permitted by law equal to the Market Price (as defined in Exhibit A hereto) of the Acquiror Common Stock or, in the case of the Acquiror Preferred Stock, the Acquiror Common Stock into which the Acquiror Preferred Stock is convertible. All shares of Common Stock (including fractions thereof) issuable under this Agreement shall be aggregated for purposes of determination whether the issuance would result in the issuance of any fractional shares."

          4. Section  8.13(g) shall be  renumbered as Section  8.13(h) and a new
Section 8.13(g) shall be included in the Merger Agreement which shall read as follows:

          "(g) Receive the proceeds of the Notes and allocate and distribute such proceeds as provided in Section 2.1(a) of the Merger Agreement and in the Notes. Nothing in this Agreement shall give rise to any liability on the part of Representative for any mistakes that may occur in making such allocations and distributions so long as Representative, has acted in good faith and without willful misconduct or fraud."

          5. All references in the Merger Agreement to a cash portion of the Purchase Price shall be deemed to refer instead to the Notes Portion. All references in the Merger Agreement to payment of cash by Acquiror as part




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of the  Purchase  Price shall be deemed to refer  instead to the proceeds of the
Notes (whether cash or Acquiror Common Stock, when paid or issued).

          6. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Merger Agreement. All other terms and provisions of the Merger Agreement shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

          7. This Amendment No. 2 to the Agreement and Plan of Merger may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. The descriptive headings in this Amendment No. 2 to the Agreement and Plan of Merger are for convenience of reference only and shall not define or limit the provisions hereof.

          8. This Amendment No. 2 to Agreement and Plan of Merger is governed by, and shall be construed in accordance with, the laws of the State of Virginia.


                  [Remainder of Page Intentionally Left Blank]



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          IN WITNESS WHEREOF,  the parties have executed this Amendment No. 2 to the Agreement and Plan of Merger on and as of the date first set forth above.


                                              EXECUTIVE TELECARD, LTD.

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                              EXTEL MERGER SUB NO. 1, INC.

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                              IDX INTERNATIONAL, INC.

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                              STOCKHOLDERS:

                                              __________________________________
                                              HILK International, Inc.

                                              __________________________________
                                              Chatwick Investments, Ltd.

                                              __________________________________
                                              Jeffey J. Gee

                                              __________________________________
                                              Yi-Shang Shen

                                              __________________________________
                                              Michael Muntner



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                                             ___________________________________
                                             Trylon Partners, Inc.

                                             ___________________________________
                                             Orville Greynolds

                                             ___________________________________
                                             Teknos Communications, S.A.

                                             ___________________________________
                                             Tenrich Holdings, Ltd.

                                             ___________________________________
                                             Telecommunications Development
                                             Corporation

                                             __________________________________
                                             Cheng Li-Yun Chang

                                             ___________________________________
                                             Silicon Applications Corporation

                                             ___________________________________
                                             Chih Hsian Chang

                                             ___________________________________
                                             Ming Yang Chang

                                             ___________________________________
                                             Kou Yuan Chen

                                             ___________________________________
                                             Hao Li Lin

                                             ___________________________________
                                             Tien Fu Jane

                                             ___________________________________
                                             Chuang Su Chen

                                             ___________________________________
                                             Flextech Holdings Ltd.